Zions Bancorporation, N.A. One South Main Salt Lake City, UT 84133 July 22, 2024
www.zionsbancorporation.com
Second Quarter 2024 Financial Results: FOR IMMEDIATE RELEASE
Investor Contact: Shannon Drage (801) 844-8208
Media Contact: Rob Brough (801) 844-7979

Zions Bancorporation, N.A. reports: 2Q24 Net Earnings of $190 million, diluted EPS of $1.28 compared with 2Q23 Net Earnings of $166 million, diluted EPS of $1.11, and 1Q24 Net Earnings of $143 million, diluted EPS of $0.96
SECOND QUARTER RESULTS

$1.28	$190 million	2.98%	10.6%
Net earnings per diluted common share	Net earnings	Net interest margin (“NIM”)	Estimated Common Equity Tier 1 ratio

SECOND QUARTER HIGHLIGHTS¹

Net Interest Income and NIM	•	Net interest income was $597 million, up 1%
	•	NIM was 2.98%, compared with 2.92%

Operating Performance	•	Pre-provision net revenue² ("PPNR") was $278 million, down 2%; adjusted PPNR² was $278 million, down 6%
	•	Customer-related noninterest income was $154 million, down 5%; up from $151 million in the first quarter of 2024
	•	Noninterest expense remained relatively stable at $509 million; adjusted noninterest expense² was $506 million, up 2%

Loans and Credit Quality	•	Loans and leases were $58.4 billion, up 3%
	•	The provision for credit losses was $5 million, compared with $46 million
	•	The allowance for credit losses was 1.24%, compared with 1.25%, of loans and leases
	•	The annualized ratio of net loan and lease charge-offs to average loans and leases was 0.10%, compared with 0.09%
	•	Nonperforming assets[3] were $265 million, or 0.45%, compared with $164 million, or 0.29%, of loans and leases

Deposits and Borrowed Funds	•	Total deposits were $73.8 billion, down 1%; customer deposits (excluding brokered deposits) were $69.5 billion, up 5%
	•	Short-term borrowings, consisting primarily of secured borrowings, were $5.7 billion, up 3%

Capital	•	The estimated CET1 capital ratio was 10.6%, compared with 10.0%

Notable Items	•	Gain on sale of $9 million from Enterprise Retirement Solutions business and gain on sale of $4 million from a bank-owned property

CEO COMMENTARY

Harris H. Simmons, Chairman and CEO of Zions Bancorporation, commented, “Second quarter results demonstrated continued improvement in our net interest margin, effective expense management, strong credit quality as reflected in continued low loan losses, and strengthened capital. Notably, tangible book value per share has increased by 20% over the year-ago period.”
Mr. Simmons continued, “Subsequent to quarter end, we successfully converted our deposit accounts at Zions Bank, California Bank & Trust, and Vectra Bank Colorado to our new core processing system, TCS’s BaNCS™ platform, marking the substantive completion of our multi-year FutureCore project. The conclusion of this large-scale modernization project positions Zions Bancorporation at the forefront of the industry in our ability to post transactions in real time and to deliver exceptional experiences to our customers.”

OPERATING PERFORMANCE[2]

(In millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Adjusted PPNR	$278	$296	$520	$637
Net charge-offs (recoveries)	$15	$13	$21	$13
Efficiency ratio	64.5%	62.5%	66.2%	61.2%
Weighted average diluted shares	147.1	147.7	147.2	147.9
1 Comparisons noted in the bullet points are calculated for the current quarter compared with the same prior year period unless otherwise specified.
2 For information on non-GAAP financial measures, see pages 16-17.
3 Does not include banking premises held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 2

Comparisons noted in the sections below are calculated for the current quarter versus the same prior year period unless otherwise specified. Growth rates of 100% or more are considered not meaningful (“NM”) as they generally reflect a low starting point.
RESULTS OF OPERATIONS

Net Interest Income and Margin
				2Q24 - 1Q24		2Q24 - 2Q23
(In millions)	2Q24	1Q24	2Q23	$	%	$	%

Interest and fees on loans	$877	$865	$791	$12	1%	$86	11%
Interest on money market investments	56	47	48	9	19	8	17
Interest on securities	140	142	138	(2)	(1)	2	1
Total interest income	1,073	1,054	977	19	2	96	10
Interest on deposits	390	376	220	14	4	170	77
Interest on short- and long-term borrowings	86	92	166	(6)	(7)	(80)	(48)
Total interest expense	476	468	386	8	2	90	23
Net interest income	$597	$586	$591	$11	2	$6	1
				bps		bps
Yield on interest-earning assets[1]	5.31%	5.25%	4.81%	6		50
Rate paid on total deposits and interest-bearing liabilities[1]	2.36%	2.34%	1.88%	2		48
Cost of total deposits[1]	2.11%	2.06%	1.27%	5		84
Net interest margin[1]	2.98%	2.94%	2.92%	4		6
1 Taxable-equivalent rates used where applicable.
Net interest income increased $6 million, or 1%, in the second quarter of 2024, relative to the prior year period, as higher earning asset yields were partially offset by higher funding costs. The net interest margin was 2.98%, compared with 2.92%.
The yield on average interest-earning assets was 5.31% in the second quarter of 2024, an increase of 50 basis points, reflecting higher interest rates and a favorable mix change to higher yielding assets. The yield on average loans and leases increased 46 basis points to 6.11%, and the yield on average securities increased 34 basis points to 2.90% in the second quarter of 2024.
The rate paid on total deposits and interest-bearing liabilities was 2.36%, compared with 1.88% in the prior year quarter, and the cost of total deposits was 2.11%, compared with 1.27%, reflecting the higher interest rate environment as well as reduced noninterest-bearing deposits.
Average interest-earning assets decreased slightly by $0.4 billion from the prior year quarter, as growth of $1.6 billion in average loans and leases and $0.2 billion in average money market investments, was more than offset by a decline of $2.2 billion in average securities. The decrease in average securities was primarily due to principal reductions.
Average interest-bearing liabilities increased $3.4 billion, or 7%, from the prior year quarter, driven by an increase of $9.2 billion in average interest-bearing deposits, primarily due to customer deposit growth as well as customers moving from noninterest-bearing to interest-bearing products in response to the higher interest rate environment. This increase was partially offset by a decrease of $5.8 billion in average borrowed funds.

ZIONS BANCORPORATION, N.A.
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Noninterest Income
				2Q24 - 1Q24		2Q24 - 2Q23
(In millions)	2Q24	1Q24	2Q23	$	%	$	%

Commercial account fees	$45	$44	$45	$1	2%	$—	—%
Card fees	25	23	25	2	9	—	—
Retail and business banking fees	16	16	16	—	—	—	—
Loan-related fees and income	18	15	19	3	20	(1)	(5)
Capital markets fees	21	24	27	(3)	(13)	(6)	(22)
Wealth management fees	15	15	14	—	—	1	7
Other customer-related fees	14	14	16	—	—	(2)	(13)
Customer-related noninterest income	154	151	162	3	2	(8)	(5)
Fair value and nonhedge derivative income (loss)	(1)	1	1	(2)	NM	(2)	NM
Dividends and other income	22	6	26	16	NM	(4)	(15)
Securities gains (losses), net	4	(2)	—	6	NM	4	NM
Total noninterest income	$179	$156	$189	$23	15	$(10)	(5)
Customer-related noninterest income decreased $8 million, or 5%, compared with the prior year period. The decrease was driven primarily by declines in capital markets fees, including loan syndications, swaps, and other related fees.
Net securities gains increased $4 million in the current period, primarily due to valuation adjustments in our SBIC investment portfolio. This increase was offset by a decrease of $4 million in dividends and other income, largely due to higher gains in the prior year period associated with the sale of bank-owned property and higher dividends on FHLB stock. During the current quarter, dividends and other income benefited from a $9 million gain on the sale of our Enterprise Retirement Solutions business and a $4 million gain on the sale of a bank-owned property.

Noninterest Expense
				2Q24 - 1Q24		2Q24 - 2Q23
(In millions)	2Q24	1Q24	2Q23	$	%	$	%

Salaries and employee benefits	$318	$331	$324	$(13)	(4)%	$(6)	(2)%
Technology, telecom, and information processing	66	62	58	4	6	8	14
Occupancy and equipment, net	40	39	40	1	3	—	—
Professional and legal services	17	16	16	1	6	1	6
Marketing and business development	13	10	13	3	30	—	—
Deposit insurance and regulatory expense	21	34	22	(13)	(38)	(1)	(5)
Credit-related expense	6	7	7	(1)	(14)	(1)	(14)
Other real estate expense, net	(1)	—	—	(1)	NM	(1)	NM
Other	29	27	28	2	7	1	4
Total noninterest expense	$509	$526	$508	$(17)	(3)	$1	—
Adjusted noninterest expense [1]	$506	$511	$494	$(5)	(1)	$12	2
1 For information on non-GAAP financial measures, see pages 16-17.
Total noninterest expense remained relatively stable at $509 million. Technology, telecom, and information processing expense increased $8 million, or 14%, primarily due to increases in software amortization expenses associated with the replacement of our core loan and deposit banking systems, as well as other related application software, license, and maintenance expenses. Salaries and employee benefits expense decreased $6 million, or 2%, primarily due to $13 million in severance expense during the prior year period and a decrease in base salaries during the current quarter.
Adjusted noninterest expense increased $12 million, or 2%. The efficiency ratio was 64.5%, compared with 62.5%, primarily due to the increase in adjusted noninterest expense and a decrease in adjusted taxable-equivalent revenue. For information on non-GAAP financial measures, see pages 16-17.

ZIONS BANCORPORATION, N.A.
Press Release – Page 4

BALANCE SHEET ANALYSIS

Investment Securities
				2Q24 - 1Q24		2Q24 - 2Q23
(In millions)	2Q24	1Q24	2Q23	$	%	$	%
Investment securities:
Held-to-maturity, at amortized cost	$10,065	$10,209	$10,753	$(144)	(1)%	$(688)	(6)%
Available-for-sale, at fair value	9,483	9,931	10,832	(448)	(5)	(1,349)	(12)
Trading account, at fair value	24	59	32	(35)	(59)	(8)	(25)
Total investment securities, net of allowance	$19,572	$20,199	$21,617	$(627)	(3)	$(2,045)	(9)
Total investment securities decreased $2.0 billion, or 9%, to $19.6 billion at June 30, 2024, due largely to AFS and HTM principal reductions.
We invest in securities to actively manage liquidity and interest rate risk and to generate interest income. We primarily own securities that can readily provide us cash and liquidity through secured borrowing agreements without the need to sell the securities. Our fixed-rate securities portfolio helps balance the inherent interest rate mismatch between loans and deposits and protects the economic value of shareholders' equity. At June 30, 2024, the estimated duration of our securities portfolio, which measures price sensitivity to interest rate changes, remained flat at 3.7 percent, relative to the prior year period.

Loans and Leases
				2Q24 - 1Q24		2Q24 - 2Q23
(In millions)	2Q24	1Q24	2Q23	$	%	$	%

Loans held for sale	$112	$12	$36	$100	NM	$76	NM
Loans and leases:
Commercial	$30,511	$30,479	$30,692	$32	—	$(181)	(1)
Commercial real estate	13,549	13,578	12,904	(29)	—	645	5
Consumer	14,355	14,052	13,321	303	2	1,034	8
Loans and leases, net of unearned income and fees	58,415	58,109	56,917	306	1	1,498	3
Less allowance for loan losses	696	699	651	(3)	—	45	7
Loans and leases held for investment, net of allowance	$57,719	$57,410	$56,266	$309	1	$1,453	3
Unfunded lending commitments	$29,122	$29,490	$30,524	$(368)	(1)	$(1,402)	(5)
Loans and leases, net of unearned income and fees, increased $1.5 billion, or 3%, to $58.4 billion, relative to the prior year quarter. Consumer loans increased $1.0 billion from the prior year quarter, primarily in the 1-4 family residential portfolio, and commercial real estate loans increased $0.6 billion, primarily in the term commercial real estate portfolio. Unfunded lending commitments decreased $1.4 billion, or 5%, to $29.1 billion, primarily due to draws on existing commercial and consumer construction lending commitments.

ZIONS BANCORPORATION, N.A.
Press Release – Page 5

Credit Quality
				2Q24 - 1Q24		2Q24 - 2Q23
(In millions)	2Q24	1Q24	2Q23	$	%	$	%

Provision for credit losses	$5	$13	$46	$(8)	(62)%	$(41)	(89)%
Allowance for credit losses	726	736	711	(10)	(1)	15	2
Net loan and lease charge-offs (recoveries)	15	6	13	9	NM	2	15
Nonperforming assets[1]	265	254	164	11	4	101	62
Classified loans	1,264	966	768	298	31	496	65
	2Q24	1Q24	2Q23	bps		bps
Ratio of ACL to loans[2] and leases outstanding, at period end	1.24%	1.27%	1.25%	(3)		(1)
Annualized ratio of net loan and lease charge-offs to average loans	0.10%	0.04%	0.09%	6		1
Ratio of classified loans to total loans and leases	2.16%	1.66%	1.35%	50		81
Ratio of nonperforming assets[2] and accruing loans 90 days or more past due to loans and leases and other real estate owned	0.46%	0.44%	0.30%	2		16
1 Does not include banking premises held for sale.
2 Does not include loans held for sale.
During the second quarter of 2024, we recorded a $5 million provision for credit losses, compared with a $46 million provision during the prior year period. The allowance for credit losses (“ACL”) was $726 million at June 30, 2024, compared with $711 million at June 30, 2023. The year-over-year increase in the ACL primarily reflects declines in credit quality, incremental reserves associated with portfolio-specific risks including commercial real estate, and loan growth, partially offset by improvements in economic forecasts and changes in our loan portfolio composition. The ratio of ACL to total loans and leases was 1.24% at June 30, 2024, compared with 1.25% at June 30, 2023.
Net loan and lease charge-offs totaled $15 million, compared with $13 million in the prior year quarter. Classified loans totaled $1.3 billion, or 2.16%, compared with $768 million, or 1.35%, of total loans and leases, and nonperforming assets were $265 million, or 0.45%, compared with $164 million, or 0.29%, of total loans and leases. The increases in classified loans and nonperforming assets were primarily due to a small number of loans in the commercial and industrial and term commercial real estate portfolios.

Deposits and Borrowed Funds
				2Q24 - 1Q24		2Q24 - 2Q23
(In millions)	2Q24	1Q24	2Q23	$	%	$	%

Deposits:
Noninterest-bearing demand	$24,731	$25,137	$28,670	$(406)	(2)%	$(3,939)	(14)%
Interest-bearing:
Savings and money market	38,560	38,835	33,303	(275)	(1)	5,257	16
Time	6,189	5,972	3,897	217	4	2,292	59
Brokered	4,290	4,293	8,453	(3)	—	(4,163)	(49)
Total interest-bearing	49,039	49,100	45,653	(61)	—	3,386	7
Total deposits	$73,770	$74,237	$74,323	$(467)	(1)	$(553)	(1)
Borrowed funds:
Federal funds purchased and other short-term borrowings	$5,651	$4,895	$5,513	$756	15	$138	3
Long-term debt	546	544	538	2	—	8	1
Total borrowed funds	$6,197	$5,439	$6,051	$758	14	$146	2

ZIONS BANCORPORATION, N.A.
Press Release – Page 6

Total deposits decreased $553 million, or 1%, from the prior year quarter, as a $3.9 billion decrease in noninterest-bearing demand deposits was partially offset by a $3.4 billion increase in interest-bearing deposits. At June 30, 2024, customer deposits (excluding brokered deposits) totaled $69.5 billion, compared with $65.9 billion at June 30, 2023, and included approximately $7.3 billion and $3.4 billion of reciprocal deposits, respectively. Our loan-to-deposit ratio was 79%, compared with 77% in the prior year quarter.
Total borrowed funds, consisting primarily of secured borrowings, increased $146 million, or 2%, from the prior year quarter, primarily due to an increase in short-term borrowings, partially offset by a decrease in security repurchase agreements.

Shareholders’ Equity
				2Q24 - 1Q24		2Q24 - 2Q23
(In millions, except share data)	2Q24	1Q24	2Q23	$	%	$	%
Shareholders’ equity:
Preferred stock	$440	$440	$440	$—	—%	$—	—%
Common stock and additional paid-in capital	1,713	1,705	1,722	8	—	(9)	(1)
Retained earnings	6,421	6,293	6,051	128	2	370	6
Accumulated other comprehensive income (loss)	(2,549)	(2,609)	(2,930)	60	2	381	13
Total shareholders’ equity	$6,025	$5,829	$5,283	$196	3	$742	14
Capital distributions:
Common dividends paid	$61	$61	$61	$—	—	$—	—
Bank common stock repurchased	—	35	—	(35)	NM	—	NM
Total capital distributed to common shareholders	$61	$96	$61	$(35)	(36)	$—	—

				shares	%	shares	%
Weighted average diluted common shares outstanding (in thousands)	147,120	147,343	147,696	(223)	—%	(576)	—%
Common shares outstanding, at period end (in thousands)	147,684	147,653	148,144	31	—	(460)	—
The common stock dividend was $0.41 per share, unchanged from the second quarter of 2023. Common shares outstanding decreased 0.5 million from the second quarter of 2023, primarily due to common stock repurchases in the first quarter of 2024.
Accumulated other comprehensive income (loss) (“AOCI”) was a loss of $2.5 billion at June 30, 2024, and largely reflects a decline in the fair value of fixed-rate available-for-sale securities as a result of changes in interest rates. Absent any sales or credit impairment of these securities, the unrealized losses will not be recognized in earnings. We do not intend to sell any securities with unrealized losses. Although changes in AOCI are reflected in shareholders’ equity, they are excluded from regulatory capital, and therefore do not impact our regulatory capital ratios.
Estimated common equity tier 1 (“CET1”) capital was $7.1 billion, an increase of 5%, compared with $6.7 billion in the prior year period. The estimated CET1 capital ratio was 10.6%, compared with 10.0%. Tangible book value per common share increased to $30.67, compared with $25.52, primarily due to an increase in retained earnings and an improvement in AOCI due largely to paydowns on securities. For more information on non-GAAP financial measures, see pages 16-17.

ZIONS BANCORPORATION, N.A.
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Supplemental Presentation and Conference Call
Zions has posted a supplemental presentation to its website, which will be used to discuss the second quarter results at 5:30 p.m. ET on July 22, 2024. Media representatives, analysts, investors, and the public are invited to join this discussion by calling (877) 709-8150 (domestic and international) and using the meeting number 13747611, or via on-demand webcast. A link to the webcast will be available on the Zions Bancorporation website at zionsbancorporation.com. The webcast of the conference call will also be archived and available for 30 days.
About Zions Bancorporation, N.A.
Zions Bancorporation, N.A. is one of the nation's premier financial services companies with approximately $87 billion of total assets at December 31, 2023, and annual net revenue of $3.1 billion in 2023. Zions operates under local management teams and distinct brands in 11 western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington, and Wyoming. The Bank is a consistent recipient of national and state-wide customer survey awards in small- and middle-market banking, as well as a leader in public finance advisory services and Small Business Administration lending. In addition, Zions is included in the S&P MidCap 400 and NASDAQ Financial 100 indices. Investor information and links to local banking brands can be accessed at www.zionsbancorporation.com.
Forward-Looking Information
This earnings release includes “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and assumptions regarding future events or determinations, all of which are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results, performance or achievements, industry trends, and results or regulatory outcomes to differ materially from those expressed or implied. Forward-looking statements include, among others:
•Statements with respect to the beliefs, plans, objectives, goals, targets, commitments, designs, guidelines, expectations, anticipations, and future financial condition, results of operations and performance of Zions Bancorporation, National Association and its subsidiaries (collectively “Zions Bancorporation, N.A.,” “the Bank,” “we,” “our,” “us”); and
•Statements preceded or followed by, or that include the words “may,” “might,” “can,” “continue,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “forecasts,” “expect,” “intend,” “target,” “commit,” “design,” “plan,” “projects,” “will,” and the negative thereof and similar words and expressions.
Forward-looking statements are not guarantees, nor should they be relied upon as representing management’s views as of any subsequent date. Actual results and outcomes may differ materially from those presented. Although the following list is not comprehensive, important factors that may cause material differences include:
•The quality and composition of our loan and securities portfolios and the quality and composition of our deposits;
•Changes in general industry, political, and economic conditions, including elevated inflation, economic slowdown or recession, or other economic challenges; changes in interest and reference rates, which could adversely affect our revenue and expenses, the value of assets and liabilities, and the availability and cost of capital and liquidity; deterioration in economic conditions that may result in increased loan and leases losses;
•The effects of newly enacted and proposed regulations affecting us and the banking industry, as well as changes and uncertainties in applicable laws, and fiscal, monetary, regulatory, trade, and tax policies, and actions taken by governments, agencies, central banks, and similar organizations, including those that result in decreases in revenue; increases in bank fees, insurance assessments and capital standards; and other regulatory requirements;
•Competitive pressures and other factors that may affect aspects of our business, such as pricing and demand for our products and services, and our ability to recruit and retain talent;
•The impact of technological advancements, digital commerce, artificial intelligence, and other innovations affecting the banking industry;

ZIONS BANCORPORATION, N.A.
Press Release – Page 8

•Our ability to complete projects and initiatives and execute on our strategic plans, manage our risks, control compensation and other expenses, and achieve our business objectives;
•Our ability to develop and maintain technology, information security systems, and controls designed to guard against fraud, cybersecurity, and privacy risks;
•Our ability to provide adequate oversight of our suppliers or prevent inadequate performance by third parties upon whom we rely for the delivery of various products and services;
•Natural disasters, pandemics, catastrophic events and other emergencies and incidents and their impact on our and our customers’ operations and business and communities, including the increasing difficulty in, and the expense of, obtaining property, auto, business, and other insurance products;
•Governmental and social responses to environmental, social, and governance issues, including those with respect to climate change;
•Securities and capital markets behavior, including volatility and changes in market liquidity and our ability to raise capital;
•The possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and shareholders’ equity;
•The impact of bank closures or adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks;
•Adverse news and other expressions of negative public opinion whether directed at us, other banks, the banking industry, or otherwise that may adversely affect our reputation and that of the banking industry generally;
•Protracted congressional negotiations and political stalemates regarding government funding and other issues, including those that increase the possibility of government shutdowns, downgrades in United States (“U.S.”) credit ratings, or other economic disruptions; and
•The effects of wars and geopolitical conflicts, such as the ongoing war between Russia and Ukraine, the war in the Middle East, and other local, national, or international disasters, crises, or conflicts that may occur in the future.
Factors that could cause our actual results, performance or achievements, industry trends, and results or regulatory outcomes to differ materially from those expressed or implied in the forward-looking statements are discussed in our 2023 Form 10-K and subsequent filings with the Securities and Exchange Commission (SEC), and are available on our website (www.zionsbancorporation.com) and from the SEC (www.sec.gov).
We caution against the undue reliance on forward-looking statements, which reflect our views only as of the date they are made. Except to the extent required by law, we specifically disclaim any obligation to update any factors or to publicly announce the revisions to any forward-looking statements to reflect future events or developments.

ZIONS BANCORPORATION, N.A.
Press Release – Page 9

FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended
(In millions, except share, per share, and ratio data)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
BALANCE SHEET [1]
Loans held for investment, net of allowance	$57,719	$57,410	$57,095	$56,212	$56,266
Total assets	87,606	87,060	87,203	87,269	87,230
Deposits	73,770	74,237	74,961	75,399	74,323
Total shareholders’ equity	6,025	5,829	5,691	5,315	5,283
STATEMENT OF INCOME
Net earnings applicable to common shareholders	$190	$143	$116	$168	$166
Net interest income	597	586	583	585	591
Taxable-equivalent net interest income [2]	608	596	593	596	602
Total noninterest income	179	156	148	180	189
Total noninterest expense	509	526	581	496	508
Pre-provision net revenue [2]	278	226	160	280	283
Adjusted pre-provision net revenue [2]	278	242	262	272	296
Provision for credit losses	5	13	—	41	46
SHARE AND PER COMMON SHARE AMOUNTS
Net earnings per diluted common share	$1.28	$0.96	$0.78	$1.13	$1.11
Dividends	0.41	0.41	0.41	0.41	0.41
Book value per common share [1]	37.82	36.50	35.44	32.91	32.69
Tangible book value per common share [1,2]	30.67	29.34	28.30	25.75	25.52
Weighted average share price	42.01	41.03	35.95	34.67	27.51
Weighted average diluted common shares outstanding (in thousands)	147,120	147,343	147,645	147,653	147,696
Common shares outstanding (in thousands) [1]	147,684	147,653	148,153	148,146	148,144
SELECTED RATIOS AND OTHER DATA
Return on average assets	0.91%	0.70%	0.57%	0.80%	0.79%
Return on average common equity	14.0%	10.9%	9.2%	13.5%	13.8%
Return on average tangible common equity [2]	17.5%	13.7%	11.8%	17.3%	17.8%
Net interest margin	2.98%	2.94%	2.91%	2.93%	2.92%
Cost of total deposits	2.11%	2.06%	2.06%	1.92%	1.27%
Efficiency ratio [2]	64.5%	67.9%	65.1%	64.4%	62.5%
Effective tax rate [3]	23.3%	24.6%	16.0%	23.2%	22.6%
Ratio of nonperforming assets to loans and leases and other real estate owned	0.45%	0.44%	0.39%	0.38%	0.29%
Annualized ratio of net loan and lease charge-offs (recoveries) to average loans	0.10%	0.04%	0.06%	0.10%	0.09%
Ratio of total allowance for credit losses to loans and leases outstanding [1]	1.24%	1.27%	1.26%	1.30%	1.25%
Full-time equivalent employees	9,696	9,708	9,679	9,984	10,103
CAPITAL RATIOS AND DATA [1]
Tangible common equity ratio [2]	5.2%	5.0%	4.9%	4.4%	4.4%
Common equity tier 1 capital [4]	$7,057	$6,920	$6,863	$6,803	$6,692
Risk-weighted assets [4]	$66,885	$66,824	$66,934	$66,615	$66,917
Common equity tier 1 capital ratio [4]	10.6%	10.4%	10.3%	10.2%	10.0%
Tier 1 risk-based capital ratio [4]	11.2%	11.0%	10.9%	10.9%	10.7%
Total risk-based capital ratio [4]	13.1%	12.9%	12.8%	12.8%	12.5%
Tier 1 leverage ratio [4]	8.5%	8.4%	8.3%	8.3%	8.0%
1 At period end.
2 For information on non-GAAP financial measures, see pages 16-17.
3 The decrease in the effective tax rate at December 31, 2023 was the result of changes in the reserve for uncertain tax positions.
4 Current period ratios and amounts represent estimates.

ZIONS BANCORPORATION, N.A.
Press Release – Page 10

CONSOLIDATED BALANCE SHEETS

(In millions, shares in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$717	$709	$716	$700	$701
Money market investments:
Interest-bearing deposits	2,276	1,688	1,488	1,704	1,531
Federal funds sold and securities purchased under agreements to resell	936	894	937	1,427	781
Investment securities:
Held-to-maturity[1], at amortized cost	10,065	10,209	10,382	10,559	10,753
Available-for-sale, at fair value	9,483	9,931	10,300	10,148	10,832
Trading, at fair value	24	59	48	31	32
Total investment securities, net of allowance	19,572	20,199	20,730	20,738	21,617
Loans held for sale	112	12	53	41	36
Loans and leases, net of unearned income and fees	58,415	58,109	57,779	56,893	56,917
Less allowance for loan losses	696	699	684	681	651
Loans held for investment, net of allowance	57,719	57,410	57,095	56,212	56,266
Other noninterest-bearing investments	987	922	950	929	956
Premises, equipment, and software, net	1,383	1,396	1,400	1,410	1,414
Goodwill and intangibles	1,055	1,057	1,059	1,060	1,062
Other real estate owned	4	6	6	7	3
Other assets	2,845	2,767	2,769	3,041	2,863
Total assets	$87,606	$87,060	$87,203	$87,269	$87,230
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$24,731	$25,137	$26,244	$26,733	$28,670
Interest-bearing:
Savings and money market	38,596	38,879	38,721	37,090	33,394
Time	10,443	10,221	9,996	11,576	12,259
Total deposits	73,770	74,237	74,961	75,399	74,323
Federal funds purchased and other short-term borrowings	5,651	4,895	4,379	4,346	5,513
Long-term debt	546	544	542	540	538
Reserve for unfunded lending commitments	30	37	45	57	60
Other liabilities	1,584	1,518	1,585	1,612	1,513
Total liabilities	81,581	81,231	81,512	81,954	81,947
Shareholders’ equity:
Preferred stock, without par value; authorized 4,400 shares	440	440	440	440	440
Common stock[2] ($0.001 par value; authorized 350,000 shares) and additional paid-in capital	1,713	1,705	1,731	1,726	1,722
Retained earnings	6,421	6,293	6,212	6,157	6,051
Accumulated other comprehensive income (loss)	(2,549)	(2,609)	(2,692)	(3,008)	(2,930)
Total shareholders’ equity	6,025	5,829	5,691	5,315	5,283
Total liabilities and shareholders’ equity	$87,606	$87,060	$87,203	$87,269	$87,230
[1] Held-to-maturity (fair value)	$9,891	$10,105	$10,466	$10,049	$10,768
[2] Common shares (issued and outstanding)	147,684	147,653	148,153	148,146	148,144

ZIONS BANCORPORATION, N.A.
Press Release – Page 11

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Three Months Ended
(In millions, except share and per share amounts)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Interest income:
Interest and fees on loans	$877	$865	$848	$831	$791
Interest on money market investments	56	47	48	35	48
Interest on securities	140	142	144	144	138
Total interest income	1,073	1,054	1,040	1,010	977
Interest expense:
Interest on deposits	390	376	395	366	220
Interest on short- and long-term borrowings	86	92	62	59	166
Total interest expense	476	468	457	425	386
Net interest income	597	586	583	585	591
Provision for credit losses:
Provision for loan losses	12	21	12	44	46
Provision for unfunded lending commitments	(7)	(8)	(12)	(3)	—
Total provision for credit losses	5	13	—	41	46
Net interest income after provision for credit losses	592	573	583	544	545
Noninterest income:
Commercial account fees	45	44	43	43	45
Card fees	25	23	26	26	25
Retail and business banking fees	16	16	17	17	16
Loan-related fees and income	18	15	16	23	19
Capital markets fees	21	24	19	18	27
Wealth management fees	15	15	14	15	14
Other customer-related fees	14	14	15	15	16
Customer-related noninterest income	154	151	150	157	162
Fair value and nonhedge derivative income (loss)	(1)	1	(9)	7	1
Dividends and other income	22	6	8	12	26
Securities gains (losses), net	4	(2)	(1)	4	—
Total noninterest income	179	156	148	180	189
Noninterest expense:
Salaries and employee benefits	318	331	301	311	324
Technology, telecom, and information processing	66	62	65	62	58
Occupancy and equipment, net	40	39	38	42	40
Professional and legal services	17	16	17	16	16
Marketing and business development	13	10	11	10	13
Deposit insurance and regulatory expense	21	34	109	20	22
Credit-related expense	6	7	7	6	7
Other real estate expense, net	(1)	—	—	—	—
Other	29	27	33	29	28
Total noninterest expense	509	526	581	496	508
Income before income taxes	262	203	150	228	226
Income taxes	61	50	24	53	51
Net income	201	153	126	175	175
Preferred stock dividends	(11)	(10)	(10)	(7)	(9)
Net earnings applicable to common shareholders	$190	$143	$116	$168	$166
Weighted average common shares outstanding during the period:
Basic shares (in thousands)	147,115	147,338	147,640	147,648	147,692
Diluted shares (in thousands)	147,120	147,343	147,645	147,653	147,696
Net earnings per common share:
Basic	$1.28	$0.96	$0.78	$1.13	$1.11
Diluted	1.28	0.96	0.78	1.13	1.11

ZIONS BANCORPORATION, N.A.
Press Release – Page 12

Loan Balances Held for Investment by Portfolio Type
(Unaudited)

(In millions)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Commercial:
Commercial and industrial	$16,622	$16,519	$16,684	$16,341	$16,622
Leasing	390	388	383	373	388
Owner occupied	9,236	9,295	9,219	9,273	9,328
Municipal	4,263	4,277	4,302	4,221	4,354
Total commercial	30,511	30,479	30,588	30,208	30,692
Commercial real estate:
Construction and land development	2,725	2,686	2,669	2,575	2,498
Term	10,824	10,892	10,702	10,565	10,406
Total commercial real estate	13,549	13,578	13,371	13,140	12,904
Consumer:
Home equity credit line	3,468	3,382	3,356	3,313	3,291
1-4 family residential	9,153	8,778	8,415	8,116	7,980
Construction and other consumer real estate	1,139	1,321	1,442	1,510	1,434
Bankcard and other revolving plans	466	439	474	475	466
Other	129	132	133	131	150
Total consumer	14,355	14,052	13,820	13,545	13,321
Total loans and leases	$58,415	$58,109	$57,779	$56,893	$56,917

Nonperforming Assets
(Unaudited)

(In millions)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Nonaccrual loans [1]	$261	$248	$222	$216	$162
Other real estate owned [2]	4	6	6	3	2
Total nonperforming assets	$265	$254	$228	$219	$164
Ratio of nonperforming assets to loans[1] and leases and other real estate owned [2]	0.45%	0.44%	0.39%	0.38%	0.29%
Accruing loans past due 90 days or more	$6	$3	$3	$16	$7
Ratio of accruing loans past due 90 days or more to loans[1] and leases	0.01%	0.01%	0.01%	0.03%	0.01%
Nonaccrual loans and accruing loans past due 90 days or more	$267	$251	$225	$232	$169
Ratio of nonperforming assets[1] and accruing loans 90 days or more past due to loans and leases and other real estate owned	0.46%	0.44%	0.40%	0.41%	0.30%
Accruing loans past due 30-89 days	$114	$77	$86	$86	$59
Classified loans	1,264	966	825	769	768
1 Includes loans held for sale.
2 Does not include banking premises held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 13

Allowance for Credit Losses
(Unaudited)

	Three Months Ended
(In millions)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Allowance for Loan and Lease Losses
Balance at beginning of period	$699	$684	$681	$651	$618
Provision for loan losses	12	21	12	44	46
Loan and lease charge-offs	21	14	13	20	22
Less: Recoveries	6	8	4	6	9
Net loan and lease charge-offs (recoveries)	15	6	9	14	13
Balance at end of period	$696	$699	$684	$681	$651
Ratio of allowance for loan losses to loans[1] and leases, at period end	1.19%	1.20%	1.18%	1.20%	1.14%
Ratio of allowance for loan losses to nonaccrual loans[1] at period end	267%	282%	308%	342%	402%
Annualized ratio of net loan and lease charge-offs (recoveries) to average loans	0.10%	0.04%	0.06%	0.10%	0.09%
Reserve for Unfunded Lending Commitments
Balance at beginning of period	$37	$45	$57	$60	$60
Provision for unfunded lending commitments	(7)	(8)	(12)	(3)	—
Balance at end of period	$30	$37	$45	$57	$60
Allowance for Credit Losses
Allowance for loan losses	$696	$699	$684	$681	$651
Reserve for unfunded lending commitments	30	37	45	57	60
Total allowance for credit losses	$726	$736	$729	$738	$711
Ratio of ACL to loans[1] and leases outstanding, at period end	1.24%	1.27%	1.26%	1.30%	1.25%
1 Does not include loans held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 14

Nonaccrual Loans by Portfolio Type
(Unaudited)

(In millions)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Loans held for sale	$—	$—	$—	$17	$—
Commercial:
Commercial and industrial	$111	$110	$82	$59	$71
Leasing	2	2	2	—	—
Owner occupied	28	20	20	27	29
Municipal	6	—	—	—	—
Total commercial	147	132	104	86	100
Commercial real estate:
Construction and land development	2	1	22	22	—
Term	35	42	39	40	13
Total commercial real estate	37	43	61	62	13
Consumer:
Home equity credit line	29	27	17	16	12
1-4 family residential	46	44	40	35	37
Construction and other consumer real estate	—	—	—	—	—
Bankcard and other revolving plans	1	1	—	—	—
Other	1	1	—	—	—
Total consumer	77	73	57	51	49
Total nonaccrual loans	$261	$248	$222	$216	$162

Net Charge-Offs by Portfolio Type
(Unaudited)

(In millions)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Commercial:
Commercial and industrial	$4	$4	$7	$8	$14
Leasing	—	—	—	—	—
Owner occupied	—	—	—	(1)	—
Municipal	—	—	—	—	—
Total commercial	4	4	7	7	14
Commercial real estate:
Construction and land development	—	(1)	—	1	—
Term	11	—	—	2	—
Total commercial real estate	11	(1)	—	3	—
Consumer:
Home equity credit line	—	—	—	2	—
1-4 family residential	(1)	1	—	—	(2)
Construction and other consumer real estate	—	—	—	—	—
Bankcard and other revolving plans	1	1	2	2	1
Other	—	1	—	—	—
Total consumer loans	—	3	2	4	(1)
Total net charge-offs (recoveries)	$15	$6	$9	$14	$13

ZIONS BANCORPORATION, N.A.
Press Release – Page 15

CONSOLIDATED AVERAGE BALANCE SHEETS, YIELDS AND RATES

(Unaudited)	Three Months Ended
	June 30, 2024		March 31, 2024		June 30, 2023
(In millions)	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]
ASSETS
Money market investments:
Interest-bearing deposits	$1,909	5.57%	$1,447	5.71%	$2,899	5.08%
Federal funds sold and securities purchased under agreements to resell	2,026	5.87%	1,826	5.89%	784	5.65%
Total money market investments	3,935	5.72%	3,273	5.81%	3,683	5.20%
Investment securities:
Held-to-maturity	10,120	2.25%	10,277	2.25%	10,833	2.24%
Available-for-sale	9,670	3.57%	10,067	3.45%	11,180	2.85%
Trading	39	4.74%	33	4.27%	52	4.78%
Total investment securities	19,829	2.90%	20,377	2.84%	22,065	2.56%
Loans held for sale	43	NM	56	NM	73	NM
Loans and leases:[2]
Commercial	30,505	6.05%	30,482	5.95%	30,650	5.46%
Commercial real estate	13,587	7.22%	13,504	7.29%	12,933	6.97%
Consumer	14,199	5.17%	13,921	5.10%	13,096	4.80%
Total loans and leases	58,291	6.11%	57,907	6.06%	56,679	5.65%
Total interest-earning assets	82,098	5.31%	81,613	5.25%	82,500	4.81%
Cash and due from banks	691		710		653
Allowance for credit losses on loans and debt securities	(697)		(685)		(619)
Goodwill and intangibles	1,056		1,058		1,063
Other assets	5,424		5,274		5,524
Total assets	$88,572		$87,970		$89,121
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Savings and money market	$38,331	2.73%	$38,044	2.73%	$30,325	1.49%
Time	10,744	4.87%	9,777	4.81%	9,494	4.55%
Total interest-bearing deposits	49,075	3.20%	47,821	3.16%	39,819	2.22%
Borrowed funds:
Federal funds purchased and security repurchase agreements	1,166	5.38%	1,748	5.38%	4,423	5.11%
Other short-term borrowings	5,097	4.95%	4,931	4.98%	7,575	5.28%
Long-term debt	544	5.98%	543	5.99%	636	5.97%
Total borrowed funds	6,807	5.10%	7,222	5.15%	12,634	5.26%
Total interest-bearing liabilities	55,882	3.43%	55,043	3.42%	52,453	2.95%
Noninterest-bearing demand deposits	25,153		25,537		29,830
Other liabilities	1,647		1,661		1,580
Total liabilities	82,682		82,241		83,863
Shareholders’ equity:
Preferred equity	440		440		440
Common equity	5,450		5,289		4,818
Total shareholders’ equity	5,890		5,729		5,258
Total liabilities and shareholders’ equity	$88,572		$87,970		$89,121
Spread on average interest-bearing funds		1.88%		1.83%		1.86%
Impact of net noninterest-bearing sources of funds		1.10%		1.11%		1.06%
Net interest margin		2.98%		2.94%		2.92%
Memo: total cost of deposits		2.11%		2.06%		1.27%
Memo: total deposits and interest-bearing liabilities	$81,035	2.36%	$80,580	2.34%	$82,283	1.88%
1 Taxable-equivalent rates used where applicable.
2 Net of unamortized purchase premiums, discounts, and deferred loan fees and costs.

ZIONS BANCORPORATION, N.A.
Press Release – Page 16

NON-GAAP FINANCIAL MEASURES
(Unaudited)
This press release presents non-GAAP financial measures in addition to GAAP financial measures. The adjustments to reconcile from the applicable GAAP financial measures to the non-GAAP financial measures are presented in the following schedules. We consider these adjustments to be relevant to ongoing operating results and provide a meaningful basis for period-to-period comparisons. We use these non-GAAP financial measures to assess our performance and financial position. We believe that presenting these non-GAAP financial measures allows investors to assess our performance on the same basis as that applied by our management and the financial services industry.
Non-GAAP financial measures have inherent limitations and are not necessarily comparable to similar financial measures that may be presented by other financial services companies. Although non-GAAP financial measures are frequently used by stakeholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.
Tangible Common Equity and Related Measures
Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets and their related amortization. We believe these non-GAAP measures provide useful information about our use of shareholders’ equity and provide a basis for evaluating the performance of a business more consistently, whether acquired or developed internally.
RETURN ON AVERAGE TANGIBLE COMMON EQUITY (NON-GAAP)

		Three Months Ended
(Dollar amounts in millions)		June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Net earnings applicable to common shareholders (GAAP)		$190	$143	$116	$168	$166
Adjustments, net of tax:
Amortization of core deposit and other intangibles		1	1	1	1	1
Adjusted net earnings applicable to common shareholders, net of tax	(a)	$191	$144	$117	$169	$167
Average common equity (GAAP)		$5,450	$5,289	$4,980	$4,938	$4,818
Average goodwill and intangibles		(1,056)	(1,058)	(1,060)	(1,061)	(1,063)
Average tangible common equity (non-GAAP)	(b)	$4,394	$4,231	$3,920	$3,877	$3,755
Number of days in quarter	(c)	91	91	92	92	91
Number of days in year	(d)	366	366	365	365	365
Return on average tangible common equity (non-GAAP) [1]	(a/b/c)*d	17.5%	13.7%	11.8%	17.3%	17.8%
1 Excluding the effect of AOCI from average tangible common equity would result in associated returns of 10.9%, 8.4%, 6.7%, 9.9%, and 10.0% for the periods presented, respectively.

ZIONS BANCORPORATION, N.A.
Press Release – Page 17

TANGIBLE EQUITY RATIO, TANGIBLE COMMON EQUITY RATIO, AND TANGIBLE BOOK VALUE PER COMMON SHARE (ALL NON-GAAP MEASURES)

(Dollar amounts in millions, except per share amounts)		June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Total shareholders’ equity (GAAP)		$6,025	$5,829	$5,691	$5,315	$5,283
Goodwill and intangibles		(1,055)	(1,057)	(1,059)	(1,060)	(1,062)
Tangible equity (non-GAAP)	(a)	4,970	4,772	4,632	4,255	4,221
Preferred stock		(440)	(440)	(440)	(440)	(440)
Tangible common equity (non-GAAP)	(b)	$4,530	$4,332	$4,192	$3,815	$3,781
Total assets (GAAP)		$87,606	$87,060	$87,203	$87,269	$87,230
Goodwill and intangibles		(1,055)	(1,057)	(1,059)	(1,060)	(1,062)
Tangible assets (non-GAAP)	(c)	$86,551	$86,003	$86,144	$86,209	$86,168
Common shares outstanding (in thousands)	(d)	147,684	147,653	148,153	148,146	148,144
Tangible equity ratio (non-GAAP) [1]	(a/c)	5.7%	5.5%	5.4%	4.9%	4.9%
Tangible common equity ratio (non-GAAP)	(b/c)	5.2%	5.0%	4.9%	4.4%	4.4%
Tangible book value per common share (non-GAAP)	(b/d)	$30.67	$29.34	$28.30	$25.75	$25.52
Efficiency Ratio and Adjusted Pre-Provision Net Revenue
The efficiency ratio is a measure of operating expense relative to revenue. We believe the efficiency ratio provides useful information regarding the cost of generating revenue. We make adjustments to exclude certain items that are not generally expected to recur frequently, as identified in the subsequent schedule, which we believe allows for more consistent comparability across periods. Adjusted noninterest expense provides a measure as to how we are managing our expenses. Adjusted pre-provision net revenue enables management and others to assess our ability to generate capital. Taxable-equivalent net interest income allows us to assess the comparability of revenue arising from both taxable and tax-exempt sources.
EFFICIENCY RATIO (NON-GAAP) AND ADJUSTED PRE-PROVISION NET REVENUE (NON-GAAP)

		Three Months Ended
(Dollar amounts in millions)		June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Noninterest expense (GAAP)	(a)	$509	$526	$581	$496	$508
Adjustments:
Severance costs		1	—	—	—	13
Other real estate expense, net		(1)	—	—	—	—
Amortization of core deposit and other intangibles		1	2	2	2	1
Restructuring costs		—	—	—	1	—
SBIC investment success fee accrual		1	—	—	—	—
FDIC special assessment		1	13	90	—	—
Total adjustments	(b)	3	15	92	3	14
Adjusted noninterest expense (non-GAAP)	(c)=(a-b)	$506	$511	$489	$493	$494

Net interest income (GAAP)	(d)	$597	$586	$583	$585	$591
Fully taxable-equivalent adjustments	(e)	11	10	10	11	11
Taxable-equivalent net interest income (non-GAAP)	(f)=(d+e)	608	596	593	596	602
Noninterest income (GAAP)	(g)	179	156	148	180	189
Combined income (non-GAAP)	(h)=(f+g)	787	752	741	776	791
Adjustments:
Fair value and nonhedge derivative income (loss)		(1)	1	(9)	7	1
Securities gains (losses), net		4	(2)	(1)	4	—
Total adjustments	(i)	3	(1)	(10)	11	1
Adjusted taxable-equivalent revenue (non-GAAP)	(j)=(h-i)	$784	$753	$751	$765	$790

Pre-provision net revenue (PPNR) (non-GAAP)	(h)-(a)	$278	$226	$160	$280	$283
Adjusted PPNR (non-GAAP)	(j)-(c)	278	242	262	272	296
Efficiency ratio (non-GAAP) [1]	(c/j)	64.5%	67.9%	65.1%	64.4%	62.5%
1 Excluding both the $9 million gain on sale of our Enterprise Retirement Solutions business and the $4 million gain on sale of a bank-owned property (recorded in dividends and other income), the efficiency ratio for the three months ended June 30, 2024 would have been 65.6%.